Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ramesh Jayaraman and Howard I. Atkins, with full power to each act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Daktronics, Inc. (the “Company”) for the Company's fiscal year ended May 2, 2026, and any or all amendments to said Annual Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed by the following persons on the dates indicated below their names.

Signature	Title	Date

By /s/ Howard I. Atkins	Director	June 24, 2026
Howard I. Atkins

By /s/ Mark F. Bowser	Director	June 24, 2026
Mark F. Bowser

By /s/ Dr. Lance D. Bultena	Director	June 24, 2026
Dr. Lance D. Bultena

By /s/ Peter Feigin	Director	June 24, 2026
Peter Feigin

By /s/ John P. Friel	Director	June 24, 2026
John P. Friel

By /s/ Neil D. Glat	Director	June 24, 2026
Neil D. Glat

By /s/ Dr. José-Marie Griffiths	Director	June 24, 2026
Dr. José-Marie Griffiths

By /s/ Ramesh Jayaraman	Director	June 24, 2026
Ramesh Jayaraman

By /s/ Andrew D. Siegel	Director	June 24, 2026
Andrew D. Siegel

By /s/ Shereta D. Williams	Director	June 24, 2026
Shereta D. Williams